EXHIBIT 21
                       SUBSIDIARIES OF THE REGISTRANT

   TECO Energy, Inc. owns, directly or indirectly, all the common stock of or the partnership interests in 35 subsidiaries, except as indicated below. All of the companies are organized under the laws of Florida except as indicated.

   Tampa Electric Company
     TERMCO, Inc.

   TECO Diversified, Inc.
     TECO Transport & Trade Corporation
        Electro-Coal Transfer Corporation (a Louisiana corporation)
          G C Service Company, Inc.
        Gulfcoast Transit Company
        Mid-South Towing Company
        TECO Towing Company
     TECO Coal Corporation
        Gatliff Coal Company (a Kentucky corporation)
        Rich Mountain Coal Company (a Tennessee corporation)
        Clintwood Elkhorn Mining Company (a Kentucky corporation)
        Pike-Letcher Land Company (a Kentucky corporation)
        Premier Elkhorn Coal Company (a Kentucky corporation)
     TECO Properties Corporation
        CPSC, Inc.
        City Plaza Partners, Ltd.
        30th Street R & D Park, Inc.
     TECO Coalbed Methane, Inc. (an Alabama corporation)

   TECO Power Services Corporation
     Hardee Power I, Inc.
     Hardee  Power II, Inc.
        Hardee Power Partners Limited
     TPS Operations Company
     TPS Clean Coal, Inc.
     Clean Power, Inc. (a Delaware corporation)
     Clean Power Cogeneration, Inc. (a Delaware corporation)
     Lake County Power Resources, Inc.
     TPS Honduras One, Inc.
     TPS Guatemala One, Inc.
        Tampa Centro Americana de Electricidad, Limitada*
          (a Guatemalan Limited Liability Company)

   TECO Energy Management Services Corporation

   TECO Investments, Inc.

   TECO Finance, Inc.


   * TPS Guatemala One, Inc. had a 50-percent partnership interest at Dec. 31, 1994. This interest will increase to 87.5 percent.



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